Between

Linde Holding GmbH
Dr.-Carl-von-Linde-Str. 6-14, 82049 Pullach, Germany
- hereinafter referred to as the “Company“ –

and

Mr. Sanjiv Lamba
80 Pasir Panjang, 17-81 Mapletree Business City, Singapore 117440
- hereinafter referred to as the “Assignee” -

the following

Long-Term Assignment Contract (LTA) as an addendum to the service contract between the Company and the Assignee dated 20 December 2019 (Service Contract)

is concluded:

a.Assignment to the Host Company

i.Host conditions
With effect from 1 January 2021 until 31 December 2021 the Assignee will be assigned to Linde plc, The Priestley Centre, 10 Priestley Road, The Surrey Research Park, Guildford, Surrey GU2 7XY, United Kingdom (the Host Company) with the host location at Linde, Inc., 10 Riverview Dr., Danbury, CT 06810, USA. During the assignment the Assignee shall serve as the Host Company’s Chief Operating Officer (COO), directly reporting to the Host Company’s Chief Executive Officer (CEO).
i.Home conditions
On completion or termination of the assignment, the Assignee will revert to the terms and conditions of employment as per the Service Contract in place before the assignment (unless localised terms or further assignment terms are agreed).

Required immigration/work permit

i.General rule
The Assignee is obliged to apply for the required work permit, visa and other authorisations which may be necessary immediately. The same applies for all necessary extensions of these documents. If there is a delay to these formalities, it may be necessary to change the proposed commencement date.
i.Procedure
Any residency or work permit required shall be applied by the Assignee with the assistance of the designated immigration provider. The Host Company will bear the costs of procuring all necessary papers for entry into and residency in the host country. In the case that the Assignee will not agree to this procedure the Company reserves the right to cancel the assignment prior to the estimated end date.

a.Assignment Duration

i.Period
The assignment is expected to be for one year from the date of the actual commencement (see § 1.1). However, this period may be extended subject to mutual agreement between the Assignee, the Company and Host Company.
i.Impairment of performance
The Company reserves the right to call the Assignee back before the planned assignment end date if required (e.g. political unrest, business reasons to a great extent). The Company also reserves the right to require the Assignee to undertake other duties which may reasonably be required. These duties would consider the nature and status of the role of appointment, qualifications and experience. If it is necessary to end an assignment ahead of the planned end date the Company will give three months’ notice of the impending repatriation to Host HR, IA Management Team and the Assignee. In such case repatriation arrangements will apply as if the assignment had been completed and the same shipping provisions apply as described below for the relocation. Similarly, the Assignee must give the Company at least three months’ notice in case of the intention to return before the planned end date (e.g. health or private reasons to a great extent) to Host HR and the IA Management Team.

a.Remuneration abroad

i.Assignment Remuneration

1.1 Salary
The gross assignment base pay for assignment purposes will be EUR 839,900 per annum and will replace the Base Salary as per the Service Contract for the Assignment Duration.

The net assignment pay has been calculated in accordance with the attached salary build-up schedule (Appendix A). It is quoted partly in the home country currency and partly host country currency as follows

Home Currency Element: EUR 75,044.45 – paid out in the home country
Host Currency Element: USD 757,326.10 – paid out in the host country

The mobility premium is included in the Home and Host Currency Element.

1.2 Payment delivery
The remuneration will be transferred into bank accounts to be designated by the Assignee in Germany and the USA. There will be no reimbursement of any costs relating to international cash transfer or exchange rate differences.

1.3 Bonus and LTI
While on assignment, the Assignee’s annual variable compensation award will be based on the assignment base pay and the participation in the LTI-Program will be enhanced in accordance with the terms of the Service Contract.

a.Relocation and Repatriation

i.Shipping
Linde Inc. will pay for a 40ft container for accompanied assignees if moving into unfurnished accommodation or a 20ft container for accompanied assignees if moving into furnished accommodation or net USD 6,000 lump sum without shipment.
i.Travel to host location
Linde Inc. will provide one set of First Class tickets for the Assignee and the accompanying family from the home country to the host country. The airfreight allowance will be limited to 75 kg per person.
i.Settling in payment
Linde Inc. provides a settling in payment (one-time) when moving to the new host location in the amount of net USD 8,500.
i.Repatriation
The same rules as described above under § 4 .1 and § 4. 2 are applicable in case of the repatriation. A settling-in allowance in the amount of net USD 4,000 will also be paid out.

a.Assignment Benefits

i.Temporary accommodation
Linde Inc. will pay for up to 30 days of temporary accommodation at the host location if permanent housing is not yet available.
i.Host Country Housing
The costs of the actual housing will be covered up to USD 15,000 net per month by Linde
3. Spousal support
If the Assignee is accompanied by his spouse for the assignment, an amount of net USD 3,500 will be provided during the assignment that can be used to subsidise training courses.
4. Transportation Allowance
Linde Inc. in lieu of the benefits under the Company Car Policy as per the Service Contract and for the Assignment Duration will provide a monthly transportation allowance of net USD 1,670 as compensation for the loss of the company car, which was part of his package in the home country.
5. Home leave
Linde Inc. provides the Assignee a home leave allowance in the amount of USD 22,500 net per annum. The allowance will be reviewed on an annual basis by the IA Management Team.

Any taxes occurred with the above-mentioned allowances will be paid by Linde Inc..

a.Working hours and holiday vacation

i.Working hours
The working hours of the host location are applicable.
i.Public holiday
Public holidays in the host location will be observed.

a.Obligations during the assignment

i.General rule
The Assignee must devote the whole of his working time and attention to the assignment. The Assignee is not permitted to engage in any other business activity in the host country or any other occupation undertaken for profit or gain.
i.Compliance - external
As a representative of Linde, the Assignee will be expected to comply with the local laws, customs and regulations in the host country.
i.Compliance - internal
The Assignee will be required to comply with local conditions of employment and administrative procedures including safety regulations, local working hours, works rules and business expense claims.
i.Cooperation
The Assignee is obliged to fulfil his co-operation regarding the application of immigration, work permit and taxes. In this respect he must provide all necessary personal data to the designated providers of Linde in due time. For example, timely completion and submission of requested information for tax return preparation to the designated tax advisor of Linde as well as timely filing of income tax returns.

a.Social security

The Company will file an application to ensure that the Assignee remains covered by the social security prior to his assignment, if possible. The Company will continue to pay the appropriate employer’s social security contributions up to the employer’s limit of the scheme prior to his assignment. Assignee’s contributions shall remain as prior to his assignment. If possible, the Company will apply for the exemption from the host social security scheme.

a.Medical care abroad / Accident insurance for dependents

i.Healthcare provider
To the extent that the health care insurance provided by the Company to the Assignee and his eligible family members does not provide coverage in the host country, for the assignment period, the Company will purchase an insurance policy covering host country medical care with the Hallesche Nationale Insurers and the Company will cover applicable deductibles under such policy not in excess of EUR 500.

a.Taxation

i.General
The assignment salary is quoted net based on Linde’s Tax Equalization Policy. Linde will meet any host tax and social security arising from assignment salary and benefits. Taxes on private income must be paid by the Assignee. Any refunds due from the fiscal authorities in the host country are payable to Linde, in accordance with the Tax Policy.
i.Support
The Assignee will be provided with tax support (home and host country income tax returns) by the Company’s designated tax advisor in accordance with Linde’s Tax Equalization Policy.
i.Reconciliation
The designated tax advisor of Linde will reconcile the appropriate portion of private and employment income and will inform the Assignee as well as Linde about the result of this calculation. The reconciliation will be based on the applicable tax laws and regulation in the relevant jurisdictions.
The Assignee agrees with his signature on the assignment letter that he will provide Linde’s designated tax advisor with a copy of his host and home assessment notices as well as copies of the home and host income tax returns. In the case that the reconciliation will show a payment based on private income the Assignee will make the payment within ten days of notice to a designated Linde bank account. In the event that the Assignee does not agree with the reconciliation, Linde will work with the designated tax advisor and the Assignee in good faith to come to a mutually agreeable resolution.

a.Data Protection

Linde engages subcontractors for the required tax, social security, moving, immigration documents and work permit application on behalf of the Assignee. With his signature below the Assignee agrees that Linde is allowed to share the Assignees personal data which is requested for these services with the providers. The providers are also allowed to store the Assignees personal data on their systems.

a.Final provision

i.Obligation to cooperate
The Assignee shall inform the Company without undue delay of any changes in his personal details. The Assignee assures the Company that he can be contacted by post at the address provided and that he will notify the Company without undue delay and in writing of any changes in the address of service. Any disadvantages resulting from non-observance of this obligation shall be borne by the Assignee.
The Assignee agrees that his personal data can be saved and exchanged with the Host Company as well as the companies designated providers.
i.Formal regulation
No oral side agreements exist. Changes and/or amendments to this LTA require written form to be valid; the same applies for this written form requirement. The written form requirement shall also apply for any claims resulting from in-house practice.
i.Severability clause
Should any provision of this LTA be or become invalid in whole or in part, this shall not affect the validity of the other provisions of this Contract of Delegation. The invalid provision shall be replaced by a provision permitted by statute which most closely approximates the intended economic result of the invalid provision. The same shall apply for any gap in the Contract.

Three identically worded copies have been drawn up, the signing parties taking one copy each.

(followed by signature page)

Pullach, 12 December, 2020

Linde Holding GmbH Linde Inc.
Chairman of the Supervisory Board Human Resources Assignee

Dr. Christoph Hammerl David Strauss Sanjiv Lamba